Exhibit 10.2

November 4, 2011
STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060
Attention: Vice President and Corporate Treasurer
Re:    Transfer and Advised Line for Letters of Credit
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement dated as of September 13, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among STERIS Corporation (the "Borrower"), Bank of America, N.A., as L/C Issuer (in such capacity, the "L/C Issuer"), the various financial institutions from time to time party thereto (the "Lenders") and Key Bank National Association, as administrative agent (in such capacity, the "Administrative Agent") thereunder. Reference also is made to that certain letter agreement dated July 14, 2011 between Bank of America, N.A. ("Bank of America") and Borrower (the "July Agreement").

The letters of credit listed on Schedule 1 hereto (collectively, the "Existing Letters of Credit" and individually, an "Existing Letter of Credit"), were either (i) originally issued by Bank of America on a standalone basis, (ii) originally issued by the L/C Issuer under the Credit Agreement and previously transferred to Bank of America on a standalone basis, or (iii) issued under the Credit Agreement and remain outstanding under the Credit Agreement.
1.    Transfer of November Transfer Letters of Credit.
This letter will confirm the agreement of the Borrower and Bank of America to transfer, as of November 4, 2011 (the "November Transfer Date"), the Existing Letters of Credit listed on Schedule 1 as November Transfer Letters of Credit (the "November Transfer Letters of Credit") from the Credit Agreement to Bank of America as a letter of credit issued by Bank of America on a standalone basis with no further recourse or reference to lenders under the Credit Agreement.
Each November Transfer Letter of Credit shall remain outstanding in its current form. From and after the November Transfer Date, Bank of America and the Borrower agree that the rights and obligations of the Borrower and Bank of America with respect to each November Transfer Letter of Credit shall be governed by the Application and Agreement pursuant to which it was originally issued without reference to the Credit Agreement, and the Borrower agrees to pay all accrued fees owing to the L/C Issuer under the Credit Agreement in respect of each such November Transfer Letter of Credit through the day immediately preceding the November Transfer Date. Such fees shall be paid as soon as reasonably possible after Borrower's receipt of proper invoice therefor, but no later than 30 days after receipt of such proper invoice.
This letter also will confirm the agreement of Borrower and Bank of America that each of the Existing

Letters of Credit not constituting a November Transfer Letter of Credit shall continue to be treated as letters of credit issued by Bank of America on a standalone basis and governed by the Application and Agreement pursuant to which it was originally issued.
2.    Advised Line for Additional Letters of Credit.
Bank of America agrees to consider requests from time to time from the Borrower to issue additional standby letters of credit for the account of the Borrower and to extend Existing Letters of Credit (each new letter of credit and the Existing Letters of Credit, a "Letter of Credit"); provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $35,000,000 at any time. Each issuance or extension of a Letter of Credit shall be in Bank of America's sole discretion, and Bank of America shall not be obligated to issue or extend any Letters of Credit. This letter is not a commitment by Bank of America to issue letters of credit.
Each new Letter of Credit shall be issued pursuant to Bank of America's standard form Application and Agreement then in effect. In the event of a conflict between the terms of any Application and Agreement pursuant to which a Letter of Credit has been issued and this letter, this letter shall prevail.
No Letter of Credit shall terminate later than two years from the date of its issuance or last renewal; provided, however, that Letters of Credit having a face amount not exceeding $3,000,000 in the aggregate at any time outstanding may terminate not later than five years from the date of their respective issuance or last renewal.
The Borrower agrees to pay to Bank of America fees and commissions with respect to the Letters of Credit as set forth in a separate fee letter dated as of even date herewith.
Bank of America shall have the right at any time, on demand and in its sole discretion, to require that the Borrower (i) cash collateralize undrawn Letters of Credit pursuant to documentation in form and substance reasonably satisfactory to Bank of America or (ii) provide another form of support, satisfactory to Bank of America with respect to undrawn Letters of Credit.
This letter amends and restates and supersedes the July Agreement between the parties regarding this subject.
Please signify your agreement to the foregoing by signing this letter where indicated below and returning a copy to me. This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute but one and the same instrument. This letter shall not become effective until signed by all the parties indicated below and an executed counterpart thereof is delivered to Bank of America. Promptly upon receipt of same Bank of America will deliver a copy or original of all executed counterparts to Borrower.
Sincerely,
BANK OF AMERICA, N.A., individually
and as L/C Issue
By: /s/ Yinghua Zhang
Name: Yinghua Zhang
Title: Vice President

Agreed and Accepted: STERIS CORPORATION
By: /s/ William L. Aamoth
Name: William L. Aamoth
Title: Vice President and Corporate Treasurer